Exhibit 99.1
Contact:
    John L. McManus
    President and Chief Executive Officer
    (949) 481-9825

Aeolus Pharmaceuticals Announces First Quarter Fiscal Year 2008 Financial Results

Laguna Niguel, California, February 6, 2008 -- Aeolus Pharmaceuticals, Inc. (OTC Bulletin Board: AOLS.OB) announced today financial results for the three months ended December 31, 2007.  The Company reported a net loss of $641,000, or $0.02 per share, compared to a loss of $949,000, or $0.03 per share, for the three months ended December 31, 2006, a decrease of 32%.

 “The Company remains focused on research and development with studies underway to test AEOL 10150 as a protective agent against mustard gas exposure, to confirm AEOL 11207’s potential as a treatment for Parkinson’s disease, and to determine attractive candidates from our pipeline to address colitis and chronic obstructive pulmonary disease (“COPD”).  We expect that these studies will yield very exciting results during the upcoming year.” stated John L. McManus, President and Chief Executive Officer.  “We continue to see the benefits of our strategy to leverage our capital through research partnerships with academic institutions and government grants, and look forward to reporting progress on these initiatives over the next several months.”

Research and development expenses were lower in the first quarter of fiscal year 2008 when compared to the first quarter of fiscal 2007 as a result of a decline in employment, consulting and manufacturing costs.  The decline in employment and consulting expenses reflects that we were completing our multiple dose clinical trail and were in the process of manufacturing bulk quantities of our lead drug compound, AEOL 10150 during the three months ended December 31, 2006 whereas during the current quarter we had restructured our research program to utilize outside research institutions to perform our research activities resulting in lower costs in these areas.   Offsetting these declines was an increase in outside research services as a result of our transition to outsourcing of research activities during the current quarter.

General and administrative expenses decreased in the first quarter of fiscal year 2008 compared to the first quarter of fiscal year 2007 as a result of a decline in employment costs and stock based compensation expense.   The decline in employment costs reflects a reduction in headcount.  In addition, general and administrative expenses during the three months ended December 31, 2006 include severance and bonus costs to our former Chief Executive Officer in the amount of $88,000.  Stock compensation expense decreased as a result of the lower headcount.  Legal and investor relations expenses also continued to decline reflecting management’s efforts to decrease the level of spending on overhead and focus on utilizing cash to fund research and development.

As of December 31, 2007, the Company had $1,127,000 in cash and cash equivalents and 31,952,749 common shares outstanding.

About Aeolus Pharmaceuticals

Aeolus is developing a variety of therapeutic agents based on its proprietary small molecule catalytic antioxidants, with AEOL 10150 being the first to enter human clinical evaluation.   AEOL 10150 is a patented, small molecule catalytic antioxidant that has shown the ability to scavenge a broad range of reactive oxygen species, or free radicals. As a catalytic antioxidant, AEOL 10150 mimics and thereby amplifies the body’s natural enzymatic systems for eliminating these damaging compounds.  Because oxygen-derived free radicals are believed to have an important role in the pathogenesis of many diseases, Aeolus’ catalytic antioxidants are believed to have a broad range of potential therapeutic uses.

The statements in this press release that are not purely statements of historical fact are forward-looking statements. Such statements include, but are not limited to, those relating to Aeolus’ product candidates, as well as its proprietary technologies and research programs. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Aeolus’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. Important factors that could cause results to differ include risks associated with uncertainties of progress and timing of clinical trials, scientific research and product development activities, difficulties or delays in development, testing, obtaining regulatory approval, the need to obtain funding for pre-clinical and clinical trials and operations, the scope and validity of intellectual property protection for Aeolus’ product candidates, proprietary technologies and their uses, and competition from other biopharmaceutical companies. Certain of these factors and others are more fully described in Aeolus’ filings with the Securities and Exchange Commission, including, but not limited to, Aeolus’ Annual Report on Form 10-K for the year ended September 30, 2007. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

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AEOLUS PHARMACEUTICALS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (In thousands, except per share data)

	Three Months Ended
	December 31,
	2007	2006
Revenue
Grant income	$-	$-

Costs and expenses:
Research and development	254	336
General and administrative	395	629
Total costs and expenses	649	965

Loss from operations	(649)	(965)
Interest income (expense), net	8	16

Net loss	$(641)	$(949)

Net loss per weighted share attributable to common stockholders:
(basic and diluted)	$(0.02)	$(0.03)

Weighted average common shares outstanding:
(basic and diluted)	31,953	29,269

                 Selected Balance Items:
                    (in thousands)

	December 31, 2007	September 30, 2007

Cash and marketable securities	$1,127	$1,727
Total assets	$1,293	$1,931
Stockholders’ equity	$687	$1,180